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                                  Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11271, 333-11273, 333-35809, 33-79072, 33-48392 and
333-73876) and (Form S-3 Nos. 333-51419, 333-00968, 333-43555, 333-27745 and
33-68362) of Whole Foods Market, Inc. of our report dated November 14, 2001, with respect to the consolidated balance sheet of Whole Foods Market, Inc. and subsidiaries at September 30, 2001 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for the fiscal year ended September 30, 2001, all included in the Annual Report (Form 10-K) for the fiscal year ended September 30, 2001, filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP

Austin, Texas
December 20, 2001